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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Tsang, Dah Wen                                      (Month/Day/Year)    Advanced Power Technology, Inc. (NASD: APTI)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       08/07/00            5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director           10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----
405 S.W. Columbia Street                            Reporting Person        Officer (give      Other (specify   --------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                            VP - Engineering                      Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                   Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting Person
Bend, OR 97702                                                                                                  ---
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    (City)          (State)            (Zip)                                Table I -- Non-Derivative Securities Beneficially Owned

* If the form is filed by more than one Reporting
Person, SEE Instructions 5(b)(v).
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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         5,000,000(1)                        1             By LLC
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                          (Print or Type Responses)


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FORM 3 (Continued)   TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                                                                         Security     Direct
                                   --------------------------------------------------                 (D) or
                                                                             Amount                   Indirect
                                    Date     Expir-                          or                       (I)
                                    Exer-    ation           Title           Number                 (Instr. 5)
                                    cisable  Date                            of
                                                                             Shares
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Stock Option                        6/30/97   6/30/02    Common Stock         63,905      $1.40          D
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Stock Option                        12/31/97  12/31/02   Common Stock         12,500      $1.40          D
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Explanation of Responses:

(1) Includes 5,000,000 shares owned by Tremoliere LLC. Mr. Tsang disclaims beneficial ownership of these shares except to the extend of his pecuniary interest therein.

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                                                                         /s/ Dah Wen Tsang                       August 7, 2000
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.


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